Exhibit 99.1

Aon Announces Transition of President

DUBLIN, March 17, 2025 – Aon plc (NYSE: AON), a leading global professional services firm, announced today that Eric Andersen has transitioned from his role as president to serve as a senior advisor to Greg Case, CEO of Aon, through June 2026. The role of president has been assumed by Case.

Andersen joined Aon with the firm’s acquisition of Minet in 1997 and has played a significant role over the last 28 years in advancing the firm’s Aon United strategy, resulting in positive outcomes for clients, colleagues and shareholders. Most recently as president, Andersen helped bring together Aon’s integrated Risk Capital (Reinsurance and Commercial Risk) and Human Capital (Health, Wealth and Talent) capabilities and operationalize Aon’s 3x3 Plan to go further, faster to serve clients.

“Eric has exemplified what it means to be Aon United – putting our clients first, championing innovation and addressing some of the greatest risks facing business and society,” said Case. “Across our global firm, you can see Eric’s impact in the strength of our integrated offerings and expertise, the next-generation actionable analytics we’re introducing to clients and the innovative solutions we’re creating to address risk and people issues around the world. On behalf of our 60,000 colleagues, I want to thank Eric for his leadership and the depth of the contributions he made to help position our firm to deliver distinctive value for our clients well into the future.”

“I’m deeply grateful to have spent nearly three decades with Aon, working alongside an incredibly talented group of colleagues, partners and clients,” said Andersen. “It’s been a privilege to be a part of such an exciting journey at Aon. With the firm’s 3x3 Plan and a strong executive team in place, alongside the successful integration of NFP, now is the right time to move into an advisory role and I look forward to seeing the firm continue to grow and succeed in the years to come.”

More information is available in the firm’s Current Report on Form 8-K, filed today with the U.S. Securities and Exchange Commission, which can be found on Aon’s investor relations website.

About Aon

Aon plc (NYSE: AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries with the clarity and confidence to make better risk and people decisions that protect and grow their businesses.

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